Contact: Jon Anderson, Actel Corporation (650) 318-4445

For Release: July 26, 2005 @ 1:30 P.M. PT

ACTEL ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

Mountain View, Calif. – Actel Corporation (NASDAQ: ACTL) today announced net revenues of $45.3 million for the second quarter of 2005, up 4 percent from the second quarter of 2004 and up 3 percent from the first quarter of 2005.

Pro-forma net income, which excludes amortization of acquisition-related intangibles, was $2.8 million for the second quarter of 2005 compared with $3.2 million for the second quarter of 2004 and $2.0 million for the first quarter of 2005. Pro-forma earnings were $0.11 per diluted share compared with $0.12 for the second quarter of 2004 and $0.08 for the first quarter of 2005.

Including all amortization and other costs in accordance with generally accepted accounting principles (GAAP), Actel reported net income of $2.2 million, or $0.09 per diluted share, for the second quarter of 2005 compared with net income of $2.5 million, or $0.09 per diluted share, for the second quarter of 2004 and net income of $1.4 million, or $0.06 per diluted share, for the first quarter of 2005.

Gross margin was 59.1 percent for the second quarter of 2005 compared with 61.0 percent for the second quarter of 2004 and 59.3 percent for the first quarter of 2005.

John East, president and CEO, stated, “While I’m pleased with our financial performance for the quarter, I am very excited about our landmark Actel Fusion technology announcement, which launches the era of the programmable system chip.”

Business Outlook – Third Quarter 2005

The Company believes that third quarter revenues will grow sequentially in the low single digit range. Gross margin is expected to be around 59 percent. Operating expenses are anticipated to come in at $24.6 million. Other income is expected to be around $0.9 million. The tax rate for the quarter is anticipated to be approximately 15 percent. Share count is expected to be about 25.8 million shares.

A conference call to discuss second quarter results will be held today at 2:30 p.m. Pacific Time. A live web cast and replay of the call will be available. Web cast and replay access information as well as financial and other statistical information can be found on Actel’s web site, www.actel.com. In addition, the Company expects to issue a press release providing a financial update early in September 2005.

Actel Corporation is the leader in single-chip FPGA solutions. The Company is traded on the NASDAQ National Market under the symbol ACTL and is headquartered at 2061 Stierlin Court, Mountain View, Calif., 94043-4655. For more information about Actel, visit http://www.actel.com. Telephone: 888-99-ACTEL (992-2835).

The statements under the heading “Business Outlook – Third Quarter 2005” are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and should be read with the “Risk Factors” in Actel’s most recent Form 10-Q, which can be found on Actel’s web site, www.actel.com. Actel’s quarterly revenues and operating results are subject to a multitude of risks, including general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. These and the other Risk Factors make it difficult for Actel to accurately project quarterly revenues and operating results, and could cause actual results to differ materially from those projected in the forward-looking statements. Any failure to meet expectations could cause the price of Actel’s stock to decline significantly.

Editor’s Note: Actel Fusion and the Actel name and logo are trademarks of Actel Corporation. All other trademarks and servicemarks are the property of their respective owners.

ACTEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands except per share amounts)

	Three Months Ended			Six Months Ended
		July 4,	Apr. 3,	July 3,	July 4,
	July 3, 2005	2004	2005	2005	2004
Net revenues	$45,327	$43,688	$43,984	$89,311	$85,841
Costs and expenses:
Cost of revenues	18,560	17,054	17,916	36,476	33,551
Research and development	11,558	11,578	11,617	23,175	22,241
Selling, general, and administrative	12,868	11,852	13,078	25,946	23,663
Amortization of acquisition- related intangibles	552	663	558	1,110	1,326

Total costs and expenses	43,538	41,147	43,169	86,707	80,781

Income from operations	1,789	2,541	815	2,604	5,060
Interest income and other, net	926	676	780	1,706	1,332

Income before tax provision	2,715	3,217	1,595	4,310	6,392
Tax provision	508	713	158	666	1,348

Net income	$2,207	$2,504	$1,437	$3,644	$5,044

Net income per share:
Basic	$0.09	$0.10	$0.06	$0.14	$0.20

Diluted	$0.09	$0.09	$0.06	$0.14	$0.19

Shares used in computing net income per share:
Basic	25,183	25,749	25,111	25,147	25,685

Diluted	25,400	26,584	25,652	25,526	26,954

ACTEL CORPORATION

PRO-FORMA INFORMATION
EXCLUDING AMORTIZATION OF ACQUISITION-RELATED INTANGIBLES
(in thousands, except per share amounts)

The following Pro-Forma supplemental information excludes amortization of acquisition-related intangibles. Not all acquisition-related amortization charges are deductible for income tax purposes. The tax implications of these items have been included in the determination of pro forma net income. This pro forma information is not prepared in accordance with generally accepted accounting principles (GAAP).

	Three Months Ended			Six Months Ended
	July 3,	July 4,	Apr. 3,	July 3,	July 4,
	2005	2004	2005	2005	2004
Pro-Forma operating costs and expenses	$24,426	$23,430	$24,695	$49,121	$45,904
Pro-Forma operating income	$2,341	$3,204	$1,373	$3,714	$6,386
Pro-Forma net income	$2,759	$3,167	$1,995	$4,754	$6,370
Pro-Forma basic earnings per share	$0.11	$0.12	$0.08	$0.19	$0.25
Pro-Forma diluted earnings per share	$0.11	$0.12	$0.08	$0.19	$0.24

PRO-FORMA TO GAAP RECONCILIATION
(unaudited, in thousands)

	Three Months Ended			Six Months Ended
	July 3,	July 4,	Apr. 3,	July 3,	July 4,
	2005	2004	2005	2005	2004
Pro-Forma net income	$2,759	$3,167	$1,995	$4,754	$6,370
Amortization of acquisition-related intangibles	(552)	(663)	(558)	(1,110)	(1,326)

GAAP net income	$2,207	$2,504	$1,437	$3,644	$5,044

ACTEL CORPORATION

CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	July 3,	Jan. 2,
	2005	2005
ASSETS
Current assets:
Cash and cash equivalents	$11,599	$6,405
Short-term investments	140,458	148,297
Accounts receivable, net	18,235	17,686
Inventories, net	42,205	41,218
Deferred income taxes	22,124	22,230
Prepaid expenses and other current assets	4,799	4,831

Total current assets	239,420	240,667
Property and equipment, net	24,392	22,804
Goodwill, net	32,142	32,142
Other assets, net	17,816	19,677

	$313,770	$315,290

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,387	$11,397
Accrued salaries and employee benefits	3,739	6,776
Other accrued liabilities	3,852	4,364
Deferred income on shipments to distributors.	24,721	23,658

Total current liabilities	43,699	46,195
Deferred compensation plan liability	3,343	3,258
Deferred rent liability	1,146	1,044

Total liabilities	48,188	50,497
Shareholders’ equity	265,582	264,793

	$313,770	$315,290